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Exhibit 10.48

FLOWSERVE CORPORATION
KEY MANAGEMENT CHANGE IN CONTROL SEVERANCE PLAN
EFFECTIVE JANUARY 1, 2002

ARTICLE 1.    ESTABLISHMENT AND PURPOSE

        1.01    Flowserve Corporation, a New York corporation (the "Company" or "Corporation"), hereby establishes this plan to be known as the "Flowserve Corporation Key Management Change in Control Severance Plan" (the "Plan") as set forth in this document.

        1.02    The Company may from time-to-time become involved in possible Change in Control situations. Should this occur, in addition to their regular duties, Employees may be called upon to assist in the assessment of any third-party or internal proposals, advise management and the Board as to whether such proposals would be in the best interests of the Company and its shareholders, participate in successfully completing such transactions and take such other actions as the Board might determine appropriate.

        1.03    This Plan has been established for the purpose of assuring that the Company will have the continued dedication of the Participants, and the availability of Participants' advice and counsel as to the best interests of the Company and its shareholders, notwithstanding the possibility, threat, or occurrence of a Change in Control, and to induce Participants to remain in the employ of the Company through the provision of certain protections in the event of a qualifying Change in Control.

        1.04    As approved by the Compensation Committee, the Plan shall become effective as of January 1, 2002 and shall remain in effect until terminated by the Committee.

ARTICLE 2.    DEFINITIONS

        2.01    "Affiliate" or "Subsidiary" means any corporation which is a member of a controlled group of corporations (determined in accordance with Section 414(b) of the Code) of which the Company is a member and any other trade or business (whether or not incorporated) which is controlled by, or under common control (determined in accordance with Section 414(c) of the Code) with the Company.

        2.02    "Board" or "Board of Directors" means the Board of Directors of the Company.

        2.03    "Cause" means: (A) the willful and continued failure by a Participant to substantially perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Participant by the Board which specifically identifies the manner in which the Board believes that he has not substantially performed his duties, or (B) the willful engaging by the Participant in conduct materially and demonstrably injurious to the Company, monetarily or otherwise; provided, however, that if the Participant has entered into an employment agreement that is binding as of the date of the event or action otherwise determined to be "Cause," and if such employment agreement defines "Cause," such definition of "Cause" shall apply. No act, or failure to act, shall be considered "willful" if, in the Participant's sole judgment, the action or omission was done, or omitted to be done, in good faith and with a reasonable belief that his action or omission was in the best interest of the Company. Notwithstanding the foregoing, the Participant shall not be deemed to have terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters (3/4) of the entire authorized membership of the Board, or, if after a Change in Control, the Incumbent Board, at a meeting of the Board or Incumbent Board, as appropriate, called and held for the purpose (after reasonable notice to the Participant and an opportunity for the Participant, together with counsel, to be heard before the Board or 2.04 Incumbent Board, as appropriate), finding that in the good faith opinion of the Board or Incumbent Board the Participant was guilty of conduct set forth above in clause (A) or (B) of this Article 2.03, and specifying the particulars thereof in detail.

        2.05    "Change in Control" means any change in control as described in Article 4 herein.

        2.06    "Code" means the Internal Revenue Code of 1986, as amended from time to time.

        2.07    "Company" or "Corporation" means Flowserve Corporation, a New York corporation, its successors and assigns and Affiliates or Subsidiaries of the Company.

        2.08    "Compensation Committee" or "Committee" means the Compensation Committee established and appointed by the Board of Directors.

        2.09    "Constructive Termination" means the termination of a Participant's employment with the Company within two (2) years after a Change in Control, after the occurrence of any or all of the following without the express written consent of the Participant:

  (A)
  The assignment to the Participant of any duties inconsistent with his position, duties, responsibilities and status with the Company immediately prior to a Change in Control, or a change in his reporting responsibilities, titles or offices as in effect immediately prior to a Change in Control, or any removal of the Participant from or any failure to re-elect the Participant to any of such positions, except in connection with the termination of his employment for Cause, death or Disability or termination of employment by the Participant for reasons other than Constructive Termination;

  (B)
  A reduction by the Company of:
  (i)
  the Participant's base salary rate, (whether deferred or not), based on the annualized base salary rate measured during the twelve (12) months of the year preceding the date of a Change in Control; or

  (ii)
  the target bonus payable to the Participant, calculated as the average percentage of the Participant's base salary represented by target bonuses for the three (3) years (or, if shorter, the years of the Participant's employment with the Company) immediately preceding the year in which a Change in Control occurs as percentages of his base salaries in each of such three (3) years (or shorter number of years), multiplied by the base salary rate determined pursuant to Article 2.08(B)(i) above.
  (C)
  The Company's requiring the Participant to be based anywhere other than either the Company's offices at which he was based immediately prior to a Change in Control or the Company's offices which are no more than thirty-five (35) miles from the offices at which the Participant was based immediately prior to a Change in Control, except for required travel on the Company's business to an extent substantially consistent with his business travel obligations immediately prior to the Change in Control (excluding, however, any travel obligations prior to the Change in Control that are associated with or caused by the Change in Control events or circumstances), or, in the event the Participant consents to any relocation beyond such thirty-five (35) mile radius, the failure by the Company to pay (or reimburse the Participant) for all reasonable moving expenses incurred by him relating to a change of his principal residence in connection with such relocation and to indemnify the Participant against any loss (defined as the difference between the actual sale price of such residence minus any customary transaction costs and the higher of (i) his aggregate investment in such residence or (ii) the fair market value of such residence as determined by a real estate appraiser designated by the Participant and reasonably satisfactory to the Company) realized on the sale of the Participant's principal residence in connection with any such change in residence;

  (D)
  The failure by the Company to continue in effect any benefit or compensation plan (including but not limited to any stock option plan, pension plan, deferred compensation plan, life insurance plan, health and accident plan or disability plan) in which the Participant is participating at the time of a Change in Control (or plans providing substantially similar benefits), the taking of any action by the Company which would adversely affect the Participant's participation in, payment from, or materially reduce his benefits under any of such plans or deprive him of any material fringe benefit enjoyed by him at the time of the Change in Control, or the failure by the Company to provide the Participant with the number of days of paid time off to which he is then entitled in accordance with the Company's normal paid time off and/or vacation policy in effect immediately prior to the Change in Control;

  (E)
  Any failure by the Company to obtain the assumption of, or the agreement to perform, this Plan by any successor; or

  (F)
  Any other material failure of the Company otherwise to honor all the terms and provisions of this Plan.

        2.10    "Defined Termination" means a termination of employment of an Employee as a result of either (A) an Involuntary Termination or (B) a Constructive Termination.

        2.11    "Disability" means a long-term disability as defined in and meeting the terms and conditions of the Flowserve Corporation Long-Term Disability Plan, as amended, or any successor plans.

        2.12    "Employee" means any person paid through the payroll department of the Company (as opposed to the accounts payable department of the Company) and who receives from the Company an annual IRS Form W-2; provided, however, that the term "Employee" shall not include any person who has entered into an independent contractor agreement, consulting agreement, franchise agreement or any similar agreement with the Company, nor the employees of any such person, regardless of whether that person (including his or her employees) is later found to be an employee by any court of law or regulatory authority.

        2.13    "Exchange Act" means the Securities and Exchange Act of 1934, as amended from time to time, or any successor act thereto.

        2.14    "Involuntary Termination" means any involuntary discontinuance of a Participant's employment by the Company within two years after a Change in Control, for reasons other than death, Disability or Cause, or any involuntary discontinuance of a Participant's employment by the Company prior to a Change in Control for reasons other than death, Disability or Cause, provided that such termination (A) occurs after the initiation of discussions leading to a Change in Control, but prior to the Change in Control and (B) can be demonstrated to have occurred at the request or initiation of parties to the Change in Control.

        2.14    "Participant" means an Employee chosen by the Committee to participate in the Plan as provided for in Article 3 herein.

        2.15    "Plan" means the Flowserve Corporation Executive Officer Change in Control Severance Plan, as set forth herein and as hereafter amended from time to time.

        2.16    "Termination" means the date on which an Employee ceases performing services for the Company.

        2.17    The masculine pronoun shall be construed to mean the feminine and the singular shall be construed to mean the plural, wherever appropriate herein.

ARTICLE 3.    ELIGIBILITY AND PARTICIPATION

        3.01    Only Employees shall be eligible to participate in the Plan. Independent contractors and employees of third parties who are performing work on behalf of the Company, whether part time, full time, or temporary, shall not be eligible to participate in the Plan.

        3.02    Participation in the Plan shall be determined from time to time by the Committee; provided that on or after a Change in Control, the Committee may not exclude any Participant from participation in the Plan. Participants shall be notified of their participation in the Plan in writing, and shall be appraised of the terms of the Plan as soon as is practicable following the Committee's determination.

        3.03    No Employee shall at any time have a right to participation in the Plan, despite having previously participated in the Plan.

ARTICLE 4.    CHANGE IN CONTROL

        4.01    For purposes of the Plan, Change in Control shall mean any Change in Control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Exchange Act (excluding any transaction described in Section 4.02 below that is specifically determined thereunder to not constitute a Change in Control).

        4.02    Without limitation, such a Change in Control shall be deemed to have occurred upon the occurrence of any of the following:

  (A)
  Any "Person" (within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act), other than the Company or its Affiliates, becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of 20% or more of either: (i) the then outstanding common shares of the Company (the "Outstanding Shares") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Voting Securities"); provided, however, that such beneficial ownership shall not constitute a Change in Control if it occurs as a result of any of the following acquisitions of securities: (1) any acquisition directly from the Company, (2) any acquisition by a Subsidiary, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (4) any acquisition by any corporation pursuant to a reorganization, merger or consolidation, if, following such reorganization, merger or consolidation, the conditions described in clauses (i) or (ii) of Article 4.02(C) below are satisfied. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any Person (the "Subject Person") became the beneficial owner of 20% or more of the Outstanding Shares or Voting Securities as a result of the acquisition of Outstanding Shares or Voting Securities by the Company, including any affiliates defined in clauses (A)(ii)(2) or (A)(ii)(3) of this Article 4.02, which, by reducing the number of Outstanding Shares or Voting Securities, increases the proportional number of shares beneficially owned by the Subject Person; provided, that if a Change in Control would be deemed to have occurred (but for the operation of this sentence) as a result of the acquisition of Outstanding Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the beneficial owner of any additional Outstanding Shares or Voting Securities which increases the percentage of the Outstanding Shares or Voting Securities beneficially owned by the Subject Person, then a Change in Control shall then be deemed to have occurred; or

  (B)
  Individuals who constitute the Board (the "Incumbent Board") cease for any reason except for the death, Disability, or ineligibility of the director to seek reelection to the Board as a result of term or age limitations, to constitute at least two-thirds (2/3) of the Board within any consecutive twenty-four month period; provided, however, that any individual becoming a director subsequent to the date of the beginning of such twenty-four (24) month period whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least two-thirds (2/3) of the elected directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board, including by reason of agreement intended to avoid or settle any such actual or threatened contest or solicitation; or

  (C)
  The consummation of a reorganization, merger or consolidation, in each case, unless, following such reorganization, merger or consolidation, (i) more than 50% of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Voting Securities immediately prior to such reorganization, merger or consolidation, in substantially the same proportions as their ownership immediately prior to such reorganization, merger or consolidation of such Outstanding Shares and Voting Securities, as the case may be, or (ii) (1) officers of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the officers of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation, (2) elected members of the board of directors of the Company as of the effective date of such reorganization, merger or consolidation constitute at least three-quarters (3/4) of the board of directors of the ultimate parent company of the corporation resulting from such reorganization, merger or consolidation and (3) the positions of Chairman of the Board of Directors, the Chief Executive Officer, and the President of the corporation resulting from such reorganization, merger or consolidation are held by individuals with the same positions at the Company as of the effective date of such reorganization, merger or consolidation; or

  (D)
  The consummation of the sale, lease, exchange or other disposition of all or substantially all of the assets of the Company, unless such assets have been sold, leased, exchanged or disposed of to a corporation with respect to which following such sale, lease, exchange or other disposition (i) more than 50% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Shares and Voting Securities immediately prior to such sale, lease, exchange or other disposition in substantially the same proportions as their ownership immediately prior to such sale, lease, exchange or other disposition of such Outstanding Shares and Voting Securities, as the case may be, (ii) no Person (excluding the Company and any employee benefit plan (or related trust) of the Company or a Subsidiary of the Company or a subsidiary thereof or any Person beneficially owning, immediately prior to such sale, lease, exchange or other disposition, directly or indirectly, 20% or more of the Outstanding Shares or Voting Securities, as the case may be) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of such corporation (or any parent thereof) and the combined voting power of the then outstanding voting securities of such corporation (or any parent thereof) entitled to vote generally in the election of directors and (iii) at least two-thirds (2/3) of the members of the board of directors of such corporation (or any parent thereof) were members of the Incumbent Board at the time of the execution of the initial agreement or action of the Board providing for such sale, lease, exchange or other disposition of assets of the Company.

        4.03    Notwithstanding anything to the contrary in this Article 4 and without limitation, the Incumbent Board may, in its sole discretion, determine that a Change in Control has occurred under circumstances other than those contemplated by this Article 4. In such circumstances, a Change in

Control will be deemed to have occurred through a vote by two-thirds (2/3) of the Incumbent Board to approve a motion declaring such a Change in Control has occurred.

ARTICLE 5.    PROTECTIONS PROVIDED UPON A CHANGE IN CONTROL

        5.01    Except as otherwise provided herein, upon the consummation of a Change in Control as defined in Article 4 of the Plan, all service and other vesting requirements associated with Participants' annual and long-term incentives will be determined in accordance with the provisions of the applicable plans in effect on the date of the Change in Control; provided that protections provided for under each of the applicable plans in effect on the date of the Change in Control provide at a minimum (A) full vesting of rights to all active and incomplete long-term incentive program performance cycles and (B) credit for satisfaction of other service requirements associated with Participants' long-term incentives and compensation deferrals. In the event that such minimum rights are not accorded to participants determined in accordance with the provisions of the applicable plans, the minimum requirements provided for in this Article 5.01 shall prevail.

        5.02    The Board may, at its sole election, establish prior to or upon the consummation of a Change in Control a trust or other arrangements for the funding or payment of amounts to which Participants gain full rights pursuant to Article 5.01 above.

        5.03    In the event the Board elects to establish a trust or provide for other arrangements pursuant to Article 5.02 herein, no later than the consummation of the Change in Control, such trust or other arrangements shall be established and appropriate monies shall be placed under the control of such trust or other entity overseeing the administration of alternative arrangements.

        5.04    In making its election, the Board shall have a fiduciary responsibility to consider the tax consequences to Participants of alternative arrangements, but shall not be required to compensate participants for the tax consequences resulting from the establishment of such arrangements.

ARTICLE 6.    PROTECTIONS PROVIDED UPON TERMINATION FOLLOWING A CHANGE IN CONTROL

        6.01    Participants terminated in a manner qualifying as a Defined Termination will be entitled to payment of the following:

  (A)
  For services performed through Termination:
  (i)
  base salary, (whether deferred or not), at the Participant's annual base salary rate, (1) as based on the highest annualized monthly base salary rate measured during the twelve (12) months of the year preceding Termination or (2) if higher, in effect at the time of Termination or (3) if higher, in effect on the date of the Change in Control;

  (ii)
  amounts (whether deferred or not), if any, with respect to any completed period or periods which have been earned by or awarded to the Participant pursuant to any bonus or incentive compensation plan or arrangement but which has not yet been paid to the Participant; and

  (iii)
  amounts equal to a target bonus or target annual incentive, (whether deferred or not), (1) in effect at the time of Termination or (2) if higher, in effect on the date of the Change in Control.
  (B)
  In lieu of any further base salary, bonus, or incentive compensation payments for periods subsequent to Termination, an amount equal to 150% of the sum of:
  (i)
  the Participant's annual base salary rate, (whether deferred or not), (1) as based on the highest annualized monthly base salary rate measured during the twelve (12) months of the year preceding Termination or (2) if higher, in effect at the time of Termination or (3) if higher, in effect on the date of the Change in Control; and

    (ii)
    the Participant's current target bonus or other annual incentive (1) in effect at the time of Termination or (2) if higher, in effect on the date of the Change in Control.

        6.02    Each Performance Unit Plan award ("PUP award"), stock option or other stock-based long-term incentive grant made to Participants, and not otherwise addressed in this Article 6, under a plan adopted or assumed by the Company which is then outstanding and to which the Participant has full rights, shall be treated in accordance with the provisions of the applicable plans in effect at the time of Termination, provided that protections provided for under each of the applicable plans in effect on the date of the Change in Control provide at a minimum that (A) such awards earned but not paid shall be paid pursuant to the terms of this Plan at a rate as specified by the relevant plan provisions and (B) with respect to stock options or other awards for which Participants must exercise those rights accorded to them by virtue of their holding such award, a period of not less than ninety (90) days following Termination during which Participants may exercise such rights. In the event that such minimum rights are not accorded to Participants determined in accordance with the provisions of the applicable plans, the minimum requirements provided for in this Article 6.02 shall prevail. Notwithstanding the foregoing, if a Participant gives to the Company prior to receipt of payment written instructions not to make a payment for option(s) or other stock-based long-term incentive grants as provided herein, such option(s) and grant(s) shall remain in effect in accordance with its (their) terms.

        6.03    Each PUP award, stock option or other stock-based long-term incentive grant made to Participants, and not otherwise addressed in Article 6, under a plan adopted or assumed by the Company which is then outstanding and to which the Participant does not have full rights shall be treated in accordance with the provisions of the applicable plans in effect at the time of Termination, provided that protections provided for under each of the applicable plans in effect on the date of the Change in Control provide at a minimum (A) full vesting of rights to the award or grant which would have otherwise been conveyed to the Participant, without encumbrances, upon the lapse of time, attainment of performance goals, or for other reasons; (B) amounts payable through such rights to awards or grants provided by Article 6.03(A) represent an amount equal to one hundred percent (100%) of the target bonus or amount that otherwise could have been earned and shall not be subject to reduction, adjustment or modification for any reason; and (C) a period of not less than ninety (90) days following Termination during which to exercise rights with respect to stock options or other awards for which Participants must exercise the rights accorded to them by virtue of their holding of the award. In the event that such minimum rights are not accorded to Participants determined in accordance with the provisions of the applicable plans, the minimum requirements provided for under Article 6.03(B) hereof shall prevail. Notwithstanding the foregoing, if a Participant gives to the Company, prior to receipt of payment, written instructions not to make a payment for option(s) or other stock-based long-term incentive grant(s) as provided herein, such option(s) and grant(s) shall remain in effect in accordance with its (their) terms.

        6.04    The Company shall, at its expense, maintain in full force and effect all life insurance, medical, health and accident plans, programs and arrangements in which each Participant is entitled to participate at the time of Termination, provided that continued participation is possible under the terms of such plans, programs and arrangements. In the event that the terms of any such plan, program or arrangement do not permit continued participation or that any such plan, program or arrangement has been or is discontinued or the benefits thereunder have been or are materially reduced, the Company shall arrange to provide, at a cost to Participants no greater than that prior to Termination, benefits which are substantially similar to those which Participants were entitled to receive under such plan, program or arrangement at the time of the Change in Control. The Company's obligation under this Article 6.04 shall terminate eighteen (18) months after Termination, but benefits available under the Consolidated Omnibus Budget Reconciliation Act (COBRA) shall commence on such date. At the end of the applicable period of coverage set forth above, Participants shall have the option to have assigned to them, at no cost and with no apportionment of prepaid premiums, any assignable insurance owned by the Company which relates specifically to them.

        6.05    In the event that because of their relationship to Participants, members of Participants' families or other individuals are covered by any plan, program, or arrangement described in Article 6.04 above immediately prior to Termination, the provisions set forth in Article 6.04 above shall apply equally to require the continued coverage of such persons; provided, however, that if under the terms of any such plan, program or arrangement, any such person would have ceased to be eligible for coverage during the period in which the Company is obligated to continue coverage, nothing set forth herein shall obligate the Company to continue to provide coverage for such person beyond the date such coverage would have ceased even had Participants remained an Employee of the Company.

        6.06    The Company shall pay a supplemental retirement benefit ("Supplemental Pension Benefit") to Participants which is equal to the excess, if any, of (A) the aggregate amount which would have been payable to them monthly under all noncontributory pension and retirement plans, agreements, and other arrangements of the Company had the Participant remained an Employee of the Company at an annual compensation rate pursuant to the sum of the amounts described in Articles 6.01(B)(i) and 6.01(B)(ii) herein until eighteen (18) months after Termination, over (B) the aggregate amount payable to the Participant monthly under such plans, agreements or arrangements as of Termination had the Participant's employment not been terminated. Calculation of the amounts described in (A) and (B) above shall be made assuming the same form of payment under the defined benefit pension plan of the Company or a successor plan (the "Qualified Plan") in which the Participant participates. Payment of any Supplemental Pension Benefit may be made to the Participant in the same form and at the same time as payment of benefits under the Qualified Plan or in such other manner as may be determined by the Compensation Committee.

        6.07    Participants terminated in a manner qualifying as a Defined Termination will be entitled to reimbursement for all legal fees and expenses reasonably incurred in good faith as a result of their Termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Plan).

        6.08    Receipt of amounts payable pursuant to this Article 6 is conditioned upon Participants' execution and delivery to the Company of the confidentiality and non-compete agreement delivered to Employees upon notification of their eligibility to participate in the Plan.

ARTICLE 7.    DETERMINATION AND ADJUSTMENT OF PAYMENTS

        7.01    Following a Change in Control of the Company, one or more payments or distributions to be made by the Company to or for the benefit of Participants (whether paid or payable or distributed or distributable pursuant to the terms of this Plan, under some other plan, agreement, arrangement or otherwise) (a "Payment") may be determined to be an "excess parachute payment" that is not deductible by the Company for federal income tax purposes and with respect to which Participants would be subject to an excise tax because of Sections 280G and 4999, respectively, of the Internal Revenue Code (hereinafter referred to respectively as "Section 280G" and "Section 4999"). To the extent a Payment or portion thereof subjects Participants to an excise tax liability, the Company shall reduce the amount of Payments to the minimum extent necessary so that no portion of any Payment, as so reduced, would result in an excise tax liability on the part of the Participant, unless the net after-tax benefit to the Participant after receipt of additional Payments to offset a specified portion of any excise taxes due on the part of the Participant ("Gross-Up Payments") and payment of any applicable excise taxes due by the Participant pursuant to Section 4999 were to exceed the net after-tax benefit to the Participant were such Gross-Up Payments not made.

        7.02    For purposes of this Article 7, "net after-tax benefit" shall mean (A) the total amount of payments and benefits to be paid or provided under this Plan that would constitute "parachute payments" within the meaning of Section 280G, less (2) the total amount of any and all excise taxes imposed on the payments and benefits to be paid or provided to the Participant under (1) above (including any and all penalties and interest with respect to any such excise tax), less (3) the total amount of any and all income and other taxes payable on the foregoing by the Participant, with Participants deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year that the payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of residence, net of the maximum reduction in federal income taxes that could be obtained by deducting such state and local taxes.

        7.03    Payments to Participants terminated in a manner qualifying as a Defined Termination following a Change in Control shall be determined pursuant to the following provisions:

  (A)
  The Company's independent auditor shall make an initial determination whether any Payment would constitute an excess parachute payment and shall communicate its determination, together with detailed supporting calculations, to affected Participants within twenty (20) days after Termination. The Company's determination and calculations will be final and binding upon the Participant unless the Participant notifies the Company within twenty-one (21) days after the Participant receives the Company's determination and calculations that the Participant disputes the same. If, within ten (10) days after the Participant so notifies the Company (or within such longer period as the Participant and the Company may agree), the Company and the Participant are unable to agree upon the determination and calculations, then the Company and the Participant shall, within three (3) days thereafter, choose a nationally recognized accounting firm (the "Accounting Firm") to deliver its determination (and supporting calculations) concerning the matter(s) in dispute. The Accounting Firm's determination shall be delivered to the Company and the Participant within twenty (20) days after such Accounting Firm's appointment and shall be final and binding on all parties. With respect to the Participant's costs incurred in contesting the Company's determination and calculations, if the final determination by the Accounting Firm is more than 2% different from the determination proposed by the Company, then the Company shall pay or reimburse all costs incurred by the Participant with respect to such determination. In all other cases, the Participant shall pay all such costs. All costs incurred by the Company in connection with such determination and contest, and the costs of the Accounting Firm's determination, shall be borne by the Company. The Company and the Participant shall cooperate with each other and the Accounting Firm, and shall provide necessary information so that the Company, the Participant and the Accounting Firm may make all appropriate determinations and calculations.

  (B)
  If it is determined (pursuant to Article 7.03(A) or otherwise) that any Payment may give rise, directly or indirectly, to Participant liability for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax), the Committee shall reduce the amount of payments and benefits to be paid or provided under this Plan to the minimum extent necessary (but in no event to less than zero) so that no portion of any payment or benefit to Participants, as so reduced, would result in an excise tax liability on the part of those Participants, but only if, by reason of such reduction, the net after-tax benefit received by the Participant shall exceed the net after-tax benefit received by the Participant if no such reduction was made. In the event any reduction in the amount of payments and benefits pursuant to the foregoing were to result in a reduction in the net after-tax benefit to the Participant, the Company shall make Gross-Up Payments to Participants to offset one-half (1/2) of any excise tax due on the part of Participants as a result of Payments. The amount of any such Gross-Up Payments to be made by the Company will be determined without consideration of any federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes) which may be due on the part of the Participant as a result of any such Gross-Up Payment. Gross-Up Payments shall be made from time to time and at the same time as any Payment constituting an excess parachute payment is paid or provided to Participants (or as promptly thereafter as is possible).

        7.04    If the Internal Revenue Service determines that any payment gives rise, directly or indirectly, to liability on the part of Participants for excise tax under Section 4999 (and/or any penalties and/or interest with respect to any such excise tax) in excess of the amount, if any, previously determined by the Company or the Accounting Firm (an "Additional Liability"), as the case may be, the Company shall make Gross-Up Payments to Participants not later than the due date of any payment indicated by the Internal Revenue Service with respect to such matters, in such amounts that are necessary to put Participants in the same position, after payment of all federal, state and local taxes (whether income taxes, excise taxes under Section 4999 or otherwise, or other taxes, and taking into account all such taxes payable with respect to the Gross-Up Payments) and any and all penalties and interest with respect to any such excise tax, as Participants would have been in after payment of all federal, state and local income taxes if the Payments had not given rise to the Additional Liability.

        7.05    If the Company desires to contest any determination by the Internal Revenue Service with respect to the amount of excise tax under Section 4999, Participants shall, upon receipt from the Company of an unconditional written undertaking to indemnify and hold Participants harmless (on an after-tax basis) from any and all adverse consequences that might arise from the contesting of that determination, cooperate with the Company in that contest at the Company's sole expense. Nothing in this Article 7.05 shall require Participants to incur any expense other than expenses with respect to which the Company has paid sufficient sums so that after payment of the expense by Participants and taking into account the payment by the Company with respect to that expense and any and all taxes that may be imposed upon Participants as a result of their receipt of that payment, the net effect is no cost to Participants. Nothing in this Article 7.05 shall require Participants to extend the statute of limitations with respect to any item or issue in their tax returns other than, exclusively, the excise tax under Section 4999. If, as a result of the contest of an assertion by the Internal Revenue Service with respect to excise tax under Section 4999, Participants receive a refund of a Section 4999 excise tax previously paid and/or any interest with respect thereto, Participants shall promptly pay to the Company such amount as will leave them, net of the repayment and all tax effects, in the same position, after all taxes and interest, that would have been in if the refunded excise tax had never been paid.

        7.06    Pending a final determination of the amount of any Gross-Up Payment payable, Participants shall have the right to require the Company to pay to all or any portion of such amount as preliminarily determined and calculated by the Company. Such payment shall be made by the Company within five (5) days after receipt of notice from the Participant requiring the same.

ARTICLE 8.    METHOD OF PAYMENT

        8.01    Except as otherwise provided herein, all benefits provided for under this Plan will be paid to Participants terminated in a manner qualifying as a Defined Termination by the Company in a lump sum within thirty (30) days following Participants' Termination.

        8.02    Notwithstanding anything in this Plan to the contrary, Participants shall continue to be eligible to receive benefits under the Company's benefit plans for the applicable period as if the Participant remained in the employment of the Company for the period and subject to the provisions of Article 6.04 herein.

        8.03    Reimbursement of all legal fees and expenses described in Article 6.07 herein shall be made by the Company in a lump sum within thirty (30) days following Participants' submission of such fees and expenses to the Company.

        8.04    In the event a Participant dies before full receipt of benefits payable under the Plan, the remaining benefits will be paid to the legal representative of such Employee's estate in a lump sum as soon as practicable after receipt of notice of such death and evidence satisfactory to the Company of the payment or provision for the payment of any estate, transfer, inheritance or death taxes which may be payable with respect thereto.

        8.05    Participants shall not be required to mitigate the amount of any payment provided for under this Plan by seeking other employment or otherwise, nor shall the amount of any payment provided for under this Plan be reduced by any compensation earned by Participants following Termination as the result of employment by another employer or otherwise.

ARTICLE 9.    FINANCIAL PROVISIONS

        9.01    Except as provided for in Article 5 herein, all benefits payable under this Plan shall be payable and provided for solely from the general assets of the Company in accordance with the Plan, at the time such severance benefits are payable, unless otherwise determined by the Company. The Company shall not be required to, but may in its discretion, establish any special or separate fund or make any other segregation of assets to assure the payment of any severance benefits under the Plan.

        9.02    The expenses of establishment and administration of the Plan shall be paid by the Company. Any expenses paid by the Company pursuant to this Article 9 and indemnification under Article 11 shall be subject to reimbursement by Affiliates of the Company of their proportionate shares of such expenses and indemnification, as determined by the Committee in its sole discretion.

ARTICLE 10.    ADMINISTRATION OF THE PLAN

        10.01    The Committee shall be responsible for the general administration and interpretation of the Plan and the proper execution of its provisions and shall have full discretion to carry out its duties. In addition to the powers of the Committee specified elsewhere in the Plan, the Committee shall have all discretionary powers necessary to discharge its duties under the Plan, including, but not limited to, the following discretionary powers and duties: (A) to interpret or construe the Plan, and resolve ambiguities, inconsistencies and omissions; (B) to make and enforce such rules and regulations and prescribe the use of such forms as it deems necessary or appropriate for the efficient administration of the Plan; and (C) to decide all questions on appeal concerning the Plan and the eligibility of any person to participate in the Plan.

        10.02    The determination of the Committee as to any question involving the general administration and interpretation or construction of the Plan shall be within its sole discretion and shall be final, conclusive and binding on all persons, except as otherwise provided herein or by law.

        10.03    The Company reserves the right, by action of the Board of Directors or the Committee, to amend or terminate this Plan in whole or in part at any time and from time to time on a prospective basis. The foregoing sentence to the contrary notwithstanding, for a period of three (3) years and one (1) day after the date of a Change in Control, neither the Board, the Incumbent Board, nor the Committee may terminate or amend this Plan in a manner that is detrimental to the rights of any Participant of the Plan without his or her written consent. Prior to a Change in Control, the Company or the Committee shall give each Participant at least one (1) year's notice before taking any action to amend or terminate the Plan in any way detrimental to the Participant.

ARTICLE 11.    LIABILITY AND INDEMNIFICATION

        11.01    To the extent permitted by law, no member of the Board shall be liable for any act or omission of an act by him or her in connection with the Plan, unless the member failed to act (1) in good faith and (2) for a purpose which such member reasonably believed to be in accordance with the intent of the Plan. The Company hereby indemnifies each person made, or threatened to be made, a party to an action or proceeding, whether civil or criminal, or against whom any claim or demand is made, by reason of the fact that he, his testator or intestate, was or is a member of the Board, against judgments, fines, amounts paid in settlement and reasonable expenses (including attorney's fees) actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, or as a result of such claim or demand, if such member of the Board acted in good faith for a purpose which he reasonably believed to be in accordance with the intent of the Plan and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

        11.02    The termination of any such civil or criminal action or proceeding or the disposition of any such claim or demand, by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such member of the Board did not act (1) in good faith and (2) for a purpose which he reasonably believed to be in accordance with the intent of the Plan.

        11.03    Any indemnification under this Article 11, unless ordered by a court of competent jurisdiction, shall be made by the Company only if authorized in the specific case:

  (A)
  By the Board of Directors acting by a quorum consisting of directors who are not parties to such action, proceeding, claim or demand, upon a finding that the member of the Board has met the standard of conduct set forth in Article 11.01 above; or

  (B)
  If a quorum under Article 11.03(A) above is not obtainable with due diligence: (i) by the Board of Directors upon the opinion in writing of independent legal counsel (who may be counsel to the Company) that indemnification is proper in the circumstances because the standard of conduct set forth in Article 11.01 above has been met by such member of the Board; or (ii) by the shareholders of the Company upon a finding that the member of the Board has met the standard of conduct set forth in such Article 11.01 above.

        11.04    Notwithstanding the failure of the Company to provide indemnification in the manner set forth in Article 11.01 above, and despite any contrary resolution of the Board or of the shareholders in the specific case, if the member of the Board has met the standard of conduct set forth in Article 11.01 above, the person made or threatened to be made a party to the action or proceeding or against whom the claim or demand has been made, shall have the legal right to indemnification from the Company as a matter of contract by virtue of this Plan, it being the intention that each such person shall have the right to enforce such right of indemnification against the Company in any court of competent jurisdiction.

        11.05    Nothing herein shall be deemed to supercede or conflict with any agreement between a member of the Board and the Company regarding the Company's obligations to indemnify such member from and against certain liabilities arising from the performance of the member's duties. Any such agreement shall govern any inconsistencies with Article 12 of the Plan.

ARTICLE 12.    MISCELLANEOUS

        12.01    Prior to a Change of Control, nothing contained in the Plan shall be deemed to qualify, limit or alter in any manner the Company's sole and complete authority and discretion to establish, regulate, determine or modify at any time, the terms and conditions of employment, including, but not limited to, levels of employment, hours of work, the extent of hiring and employment termination, when and where work shall be done, or any other matter related to the conduct of its business or the manner in which its business is to be maintained or carried on, in the same manner and to the same extent as if the Plan were not in existence.

        12.02    Nothing in the Plan shall be construed as giving any Participant the right to be retained in the employ of the Company or any right to any payment whatsoever, except to the extent of the benefits provided for by the Plan. Except as otherwise provided for herein, the Company expressly reserves the right prior to a Change in Control to dismiss any Participant at any time and for any reason without liability for the effect which such dismissal might have upon him as a participant of the Plan.

        12.03    This Plan shall be governed by and construed in accordance with the substantive laws but not the choice of law rules of the state of Texas without giving effect to principles of conflict of laws.

        12.04    In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity of such provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included herein.

        12.05    All notices under this Plan shall be in writing and shall be mailed (postage prepaid by either registered or certified mail) and shall be deemed to have been given upon the date of actual receipt by the recipient party.

IN WITNESS WHEREOF, the Corporation has caused this instrument as amended and restated to be executed effective as of January 1, 2002, except as otherwise stated herein.

FLOWSERVE CORPORATION
By:	/s/ Ronald F. Shuff Ronald F. Shuff Vice President, Secretary and General Counsel

QuickLinks

  Exhibit 10.48
FLOWSERVE CORPORATION KEY MANAGEMENT CHANGE IN CONTROL SEVERANCE PLAN EFFECTIVE JANUARY 1, 2002
ARTICLE 1. ESTABLISHMENT AND PURPOSE
ARTICLE 2. DEFINITIONS
ARTICLE 3. ELIGIBILITY AND PARTICIPATION
ARTICLE 4. CHANGE IN CONTROL
ARTICLE 5. PROTECTIONS PROVIDED UPON A CHANGE IN CONTROL
ARTICLE 6. PROTECTIONS PROVIDED UPON TERMINATION FOLLOWING A CHANGE IN CONTROL
ARTICLE 7. DETERMINATION AND ADJUSTMENT OF PAYMENTS
ARTICLE 8. METHOD OF PAYMENT
ARTICLE 9. FINANCIAL PROVISIONS
ARTICLE 10. ADMINISTRATION OF THE PLAN
ARTICLE 11. LIABILITY AND INDEMNIFICATION
ARTICLE 12. MISCELLANEOUS